charset=windows-1252"> OLD NATIONAL

OLD NATIONAL
P.O. Box 718 - Evansville IN
NYSE Symbol: ONB

NEWS RELEASE
SUBJECT:	OLD NATIONAL ANNOUNCES REDEMPTION OF 9.500% TRUST PREFERRED SECURITIES DUE 2030
DATE:	April 22, 2005
For Further Information Call:	Christopher A. Wolking -- (812) 464-1322 Executive Vice President Chief Financial Officer

Old National Bancorp (NYSE: ONB) board of directors yesterday approved the redemption of all its 9.500% Junior Subordinated Debentures due 2030. As a result of this redemption, the trustee for ONB Capital Trust I, will cause all of the 9.500% Trust Preferred Securities due 2030 issued by ONB Capital Trust I, to be redeemed on May 23, 2005.

The preferred securities will be redeemed at the redemption price of $25.00 per preferred security plus accrued and unpaid distributions to May 23, 2005, the date fixed for redemption. The aggregate principal amount of the preferred securities outstanding is $50,000,000.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

With $8.8 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients. Throughout the years, the company has expanded across its home state and into Illinois, Kentucky, Ohio and Tennessee. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company's website at www.oldnational.com.